Exhibit 10.2

SECOND AMENDMENT TO EXECUTIVE SEVERANCE AGREEMENT

This Second Amendment to Executive Severance Agreement (the “Amendment”) is entered into on this 28th day of September, 2010, by and between ModusLink Global Solutions, Inc. (formerly known as CMGI, Inc.), a Delaware corporation (the “Company”) and Joseph C. Lawler (“Executive”);

WHEREAS, the parties have entered into an Executive Severance Agreement dated as of August 23, 2004 (the “Agreement”); and

WHEREAS, the parties have previously amended the Agreement by an amendment dated January 4, 2008 (the “First Amendment”);

WHEREAS, the parties mutually desire to further amend the Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

Unless the context indicates otherwise, capitalized terms used but not defined in this Amendment shall have the respective meanings assigned to them in the Agreement (as amended by the First Amendment);

Section 3(b) is amended by substituting the following therefore:

“(b) In the event the employment of the Executive is terminated by the Company for a reason other than for Cause (as defined below) or by the Executive for Good Reason (as defined below), within twelve (12) months following a Change of Control (as defined below) of the Company, (i) the Company shall pay to the Executive a severance payment equal to the sum of 24 months of his then-current monthly base salary plus two times his target annual bonus as in effect on the Executive’s last day of employment, (ii) the Company shall reimburse the Executive for the cost of COBRA for medical, dental and vision benefits for 18 months following Executive’s last day of employment and (iii) all of the Executive’s stock options and/or restricted stock which are then outstanding shall be immediately vested, such vested awards that were granted as restricted stock shall be free of restrictions and such vested awards that were granted as options shall remain exercisable for a period of 6 months following the Executive’s last day of employment (but not to exceed the original term of such awards). The severance payment will be payable in full ten (10) business days after the effective date of the release referenced in Section (c) below, unless the parties agree otherwise.”

Section 3(c) is amended effective as of January 1, 2009 by adding the following to the end thereof:

“An executed release shall be delivered to the Company and not revoked by the sixtieth (60th) day following Executive’s termination of employment, or no severance pay under Section 3(b) shall be payable to the Executive. Additionally, if the timing of the severance pay would allow the Executive to determine whether payment will be made in one taxable year or another depending upon the delivery of the release, the severance pay shall be paid in the later taxable year, regardless of when the release is delivered, but no later than 2 1/2 months after the year in which the Executive’s termination of employment occurred. For purposes of this Agreement the Executive’s termination of employment shall mean his “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).”

The Agreement is affirmed, ratified and continued as previously amended by the First Amendment and as amended hereby.

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first written above.

MODUSLINK GLOBAL SOLUTIONS, INC.

By:	/s/ Peter L. Gray Peter L. Gray

Its:	Executive Vice President and General Counsel

EXECUTIVE

/s/ Joseph C. Lawler
Joseph C. Lawler